Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165092 on Form S-3 and Registration Statements Nos. 333-58298, 333-129152, 333-147448, 333-161459 and No. 333-168588 on Form S-8 of our reports dated February 29, 2012 relating to the consolidated financial statements and consolidated financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries and the effectiveness of Orient-Express Hotels Ltd. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte LLP

London, England
February 29, 2012